Exhibit 99.7

Risk Factors

Risks Related to our Merger with Catheter Precision, Inc. (“Catheter”).

Failure to complete, or delays in completing, the potential merger with Catheter could materially and adversely affect our results of operations, business, financial results and/or stock price.

On September 9, 2022, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Catheter, Rapid Merger Sub 1, Inc., a newly-created wholly-owned subsidiary of the Company (“First Merger Sub”), and Rapid Merger Sub 2, LLC, a newly-created wholly-owned subsidiary of the Company (“Second Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, the First Merger Sub will merge with and into Catheter, with Catheter being the surviving corporation (the “Post-Merger Surviving Company”) and a wholly-owned subsidiary of the Company (the “First Effective Time”), and then, immediately following the First Effective Time, and as part of the same overall transaction, the Post-Merger Surviving Company will merge with and into the Second Merger Sub (the “Second Effective Time”), with the Second Merger Sub being the surviving limited liability company (the “Post-Merger Combined Company”) (such transactions collectively, the “Merger”). Consummation of the Merger is subject to certain closing conditions, a number of which are not within our control. Any failure to satisfy these required conditions to closing may prevent, delay or otherwise materially adversely affect the completion of the transaction. We cannot predict with certainty whether or when any of the required closing conditions will be satisfied or if another uncertainty may arise and cannot assure you that we will be able to successfully consummate the proposed merger as currently contemplated under the Merger Agreement or at all.

Our efforts to complete the Merger could cause substantial disruptions in, and create uncertainty surrounding, our business, which may materially adversely affect our results of operation and our business. Uncertainty as to whether the Merger will be completed may affect our ability to recruit prospective employees or to retain and motivate existing employees. Employee retention may be particularly challenging while the transaction is pending because employees may experience uncertainty about their roles following the transaction. Uncertainty as to our future could adversely affect our business and our relationship with collaborators, suppliers, vendors, regulators and other business partners. For example, vendors, collaborators and other counterparties may defer decisions about working with us or seek to change existing business relationships with us. Changes to, or termination of, existing business relationships could adversely affect our results of operations and financial condition, as well as the market price of our common stock. The adverse effects of the pendency of the transaction could be exacerbated by any delays in completion of the transaction or termination of the Merger Agreement.

Risks related to the failure of the proposed Merger to be consummated include, but are not limited to, the following:

•

we would not realize any or all of the potential benefits of the Merger, including any synergies that could result from combining our financial and proprietary resources with those of Catheter, which could have a negative effect on our stock price;

•	we will remain liable for significant transaction costs, including legal, accounting, financial advisory and other costs relating to the Merger regardless of whether the Merger is consummated;
•	the trading price of our common stock may decline to the extent that the current market price for our stock reflects a market assumption that the Merger will be completed;
•	the attention of our management and employees may have been diverted to the Merger rather than to our own operations and the pursuit of other opportunities that could have been beneficial to us;
•	we could be subject to litigation related to any failure to complete the Merger;
•

the potential loss of key personnel during the pendency of the Merger as employees and other service providers may experience uncertainty about their future roles with us following completion of the Merger; and

•

under the Merger Agreement, we are subject to certain restrictions on the conduct of our business prior to completing the Merger, which restrictions could adversely affect our ability to conduct our business as we otherwise would have done if we were not subject to these restrictions.

The occurrence of any of these events individually or in combination could materially and adversely affect our results of operations, business, and our stock price.

We cannot be sure if or when the Merger will be completed.

The consummation of the Merger is subject to the satisfaction or waiver of various conditions, including the authorization of the Merger and/or related transactions by our shareholders and Catheter’s shareholders. In addition, in connection with the Merger Agreement and as a condition to closing, we are required to furnish to Catheter Net Cash (as defined in the Merger Agreement) greater than $8,000,000, which may require us to raise additional capital in the public markets through the sale of our securities. We cannot guarantee that the closing conditions set forth in the Merger Agreement will be satisfied. If we are unable to satisfy the closing conditions in Catheter’s favor or if other mutual closing conditions are not satisfied, Catheter will not be obligated to complete the Merger.

If the Merger is not completed, our board of directors, in discharging its fiduciary obligations to our shareholders, will evaluate other strategic alternatives or financing options that may be available, which alternatives may not be as favorable to our shareholders as the Merger. Any future sale or merger, financing or other transaction may be subject to further shareholder approval. We may also be unable to find, evaluate or complete other strategic alternatives, which may have a materially adverse effect our business.

Our efforts to complete the Merger could cause substantial disruptions in, and create uncertainty surrounding, our business, which may materially adversely affect our results of operation and our business. Uncertainty as to whether the Merger will be completed may affect our ability to recruit prospective employees or to retain and motivate existing employees. Employee retention may be particularly challenging while the transaction is pending because employees may experience uncertainty about their roles following the transaction. A substantial amount of our management’s and employees’ attention is being directed toward the completion of the transaction and thus is being diverted from our day-to-day operations. Uncertainty as to our future could adversely affect our business and our relationship with collaborators, suppliers, vendors, regulators and other business partners. For example, vendors, collaborators and other counterparties may defer decisions concerning working with us, or seek to change existing business relationships with us. Changes to, or termination of, existing business relationships could adversely affect our results of operations and financial condition, as well as the market price of our common stock. The adverse effects of the pendency of the transaction could be exacerbated by any delays in completion of the transaction or termination of the Merger Agreement.

Until the Merger is completed, the Merger Agreement restricts Catheter and us from taking specified actions without the consent of the other party, and, in regards to us, except as expressly permitted by the Merger Agreement or by applicable laws, to carry on our business in accordance with good commercial practice and in substantially the same manner as heretofore conducted. These restrictions may prevent Catheter and us from making appropriate changes to our respective businesses or pursuing attractive business opportunities that may arise prior to the completion of the Merger.

Because the Merger Agreement provides, in certain circumstances, for a fixed exchange ratio for the number of shares of our common stock that will be issued for each outstanding share of Catheter’s share capital, we may face risks as a result of changes in our stock price during the pendency of the merger.

The Merger Agreement provides, in certain circumstances, for a fixed exchange ratio for the number of shares of our common stock that will be issued for each outstanding share of Catheter’s share capital in the Merger. If the public trading value of shares of our common stock changes over the period of time required to satisfy the Merger’s closing conditions, the consideration to be issued to Catheter’s shareholders at the time of the Merger may be different from the public trading value of shares of our common stock when we entered into the Merger Agreement.

We are substantially dependent on our remaining employees to facilitate the consummation of the Merger.

As of September 9, 2022, we had only eight full-time employees. Our ability to successfully complete the Merger depends in large part on our ability to retain certain remaining personnel. Despite our efforts to retain these employees, one or more may terminate their employment with us on short notice. The loss of the services of certain employees could potentially harm our ability to consummate the Merger, to run our day-to-day business operations, as well as to fulfill our reporting obligations as a public company.

If we do not successfully consummate a strategic transaction with Catheter or otherwise, our Board of Directors may decide to pursue a dissolution and liquidation of our company. In such an event, the amount of cash available for distribution to our stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that our agreement with Catheter will result in a successfully consummated transaction. If the Merger is not completed, our board of directors, in discharging its fiduciary obligations to our shareholders, will evaluate other strategic alternatives or financing options that may be available. There is no guarantee that we will achieve any such alternatives. If no transaction is completed, our Board of Directors may decide to pursue a dissolution and liquidation of our Company. In such an event, the amount of cash available for distribution to our shareholders will depend heavily on the timing of such decision and, ultimately, such liquidation, since the amount of cash available for distribution continues to decrease as we fund our operations while we evaluate our strategic alternatives. In addition, if our Board of Directors were to approve and recommend, and our shareholders were to approve, a dissolution and liquidation of our Company, we would be required under Delaware corporate law to pay our outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to our shareholders. Our commitments and contingent liabilities may include (i) obligations under our employment and related agreements with certain employees that provide for severance and other payments following a termination of employment occurring for various reasons, including a change in control of our Company; (ii) potential litigation against us, and other various claims and legal actions arising in the ordinary course of business; and (iii) non-cancelable facility lease obligations. As a result of this requirement, a portion of our assets may need to be reserved pending the resolution of such obligations. In addition, we may be subject to litigation or other claims related to a dissolution and liquidation of our Company. If a dissolution and liquidation were pursued, our Board of Directors, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of our common stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of our company.

The market price of our common stock following the Merger may decline as a result of the Merger.

The market price of our common stock may decline as a result of the Merger for a number of reasons including, but not limited to, if:

•	investors react negatively to the prospects of the post-Merger public company’s business and prospects from the Merger;
•	the effect of the Merger on the post-Merger public company’s business and prospects is not consistent with the expectations of financial or industry analysts; or
•	the post-Merger public company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts.

We may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our liquidity and financial condition. In addition, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, or from being completed within the expected timeframe, which may adversely affect our and Catheter’s respective businesses, financial positions and results of operation. Currently, neither we nor Catheter is aware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the Merger.

Litigation against us and Catheter, or the members of the board of directors of the Company or Catheter, could prevent or delay the completion of the Merger or result in the payment of damages following completion of the Merger.

While we and Catheter believe that any claims that may be asserted by purported shareholder or stockholder plaintiffs related to the Merger would be without merit, the results of any such potential legal proceedings are difficult to predict and could delay or prevent the Merger from becoming effective in a timely manner. The existence of litigation related to the Merger could affect the likelihood of obtaining any approvals that are required from our stockholders or Catheter’s stockholders. Moreover, any litigation could be time consuming and expensive, could divert our and Catheter’s management’s attention away from their regular business and, if any lawsuit is adversely resolved against either us, Catheter or members of the respective board of directors of the Company or Catheter (each of whom we or Catheter are respectively required to indemnify pursuant to indemnification agreements), could have a material adverse effect on our or Catheter’s financial condition.

Our and Catheter’s equity holders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

The post-Merger public company may not be able to realize the full strategic and financial benefits currently anticipated from the Merger and if such benefits are not fully realized as a result of the Merger, then our and Catheter’s equity holders will have experienced dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the post-Merger public company.

Some of our and Catheter’s executive officers and directors have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

Some of our and Catheter’s officers and directors are parties to arrangements that provide them with interests in the Merger that are different from the respective stockholders of the Company and Catheter, including, among others, service as an officer or director of the post-Merger public company following the closing of the Merger, severance and retention benefits, the acceleration of equity award vesting, the conversion of debt instruments at a preferential price, and continued indemnification.

The ownership of the post-Merger public company’s common stock will be highly concentrated, and it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the company stock price to decline.

Executive officers and directors of the post-Merger public company and their affiliates and persons that are related to such officers and directors are expected to beneficially own or control, in the aggregate, in excess of 50% of the outstanding shares of common stock of the post-Merger public company following the completion of the Merger. Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the post-Merger public company assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of the post-Merger public company, even if such a change of control would benefit the other stockholders of the post-Merger public company. The significant concentration of stock ownership may adversely affect the trading price of the post-Merger public company’s common stock due to investors’ perception that conflicts of interest may exist or arise, and may adversely affect the liquidity of the post-Merger public company’s common stock. As a result, it is possible that the post-Merger combined company will satisfy the controlled company provisions of the New York Stock Exchange American, in which case the combined company would not be required to satisfy all of the corporate governance requirements of the Exchange, including without limitation, requirements that a majority of the Board be independent and that the combined company have independent compensation and nominating committees.  See “--Upon the consummation of the Merger, the Company may be a “controlled company” within the meaning of NYSE American rules and, as a result, the Company may qualify for, and may choose to rely on, exemptions from certain corporate governance requirements”.

Our and Catheter’s security holders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the post-Merger public company following the closing of the Merger as compared to their current ownership and voting interest in the respective companies.

After the completion of the Merger, the current security holders of the Company and Catheter will own a smaller percentage of the post-Merger public company than their ownership in their respective companies prior to the Merger. Immediately after the Merger, it is currently estimated that Catheter stockholders, option holders and noteholders as of immediately prior to the Merger will own approximately 79.3% of the capital stock of the post-

Merger public company (including the assumption of Catheter options), with our stockholders as of immediately prior to the Merger, whose shares of our Common Stock will remain outstanding after the Merger, owning approximately 20.63% of the common stock of the post-Merger public company on a fully-diluted pro forma basis calculated via the treasury stock method. These estimates are based on the anticipated Exchange Ratio and are subject to adjustment as provided in the Merger Agreement, including a downwards adjustment for the Catheter stockholders, option holders and noteholders and an upwards adjustment for our stockholders, each to the extent that, and by the amount in which, we deliver Net Cash (As defined in the Merger Agreement) greater than $8,000,000.

In addition, it is a condition to the closing of the Merger that David Jenkins be appointed to our Board of Directors and also as our Executive Chair and Chief Executive Officer, with Will McGuire and Brian Conn resigning from their positions as our respective current Chief Executive Officer and interim Chief Financial Officer, and one to-be-determined current board member who will resign from our Board of Directors, such that our Board of Directors will be David Jenkins and four other directors. Consequently, security holders of the Company and Catheter will be able to exercise less influence over the management, the board of directors and policies of the post-Merger public company following the closing of the Merger than they currently exercise over the management, the board of directors and policies of their respective companies.

Because the Merger will likely result in an ownership change under Section 382 of the Code for the Company, the Company’s pre-Merger net operating loss carryforwards and certain other tax attributes will be subject to limitation. The net operating loss carryforwards and certain other tax attributes of the post-Merger public company may also be subject to limitations as a result of ownership changes.

If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Code, the Company’s net operating loss carryforwards and certain other tax attributes arising from before the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds fifty percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The Merger will likely result in an ownership change for the Company and, accordingly, the Company’s net operating loss carryforwards and certain other tax attributes will be subject to limitations on their use after the Merger. Additional ownership changes in the future could result in additional limitations on the Company’s and the post-Merger public company’s net operating loss carryforwards. Consequently, even if the post-Merger public company achieves profitability, it may not be able to utilize a material portion of the Company’s or the post-Merger public company’s net operating loss carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

The initial listing application to be filed with the NYSE American in order to continue the listing of the shares of common stock of the combined company on the NYSE American may not be approved if the combined company does not meet the initial listing standards.

In order to continue the listing of the shares of common stock of the combined company on the NYSE American, the combined company must meet the NYSE American’s initial listing standards and the NYSE American must approve an initial listing application that the Company will file with the NYSE American.

The NYSE American initial listing standards require that issuers meeting one of the following tests: (1) $750,000 of pre-tax income (in either the last fiscal year or two of the three most recent years), $3 million of public float, $4 million of stockholders’ equity and a minimum share price of $3 per share; (2) $15 million of public float, $4 million of stockholders’ equity, a $3 per share price and 2 years of operating history; (3) a $50 million market cap; $15 million of public float, $4 million of stockholders’ equity, and a $2 per share price; (4) a $75 million market cap; $20 million of public float and a $3 per share price; or (5) $75 million in total assets and total revenue (in either the last fiscal year or two of the three most recent years); $20 million of public float and a $3 per share price, plus in each case either (a) 800 public stockholders and 500,000 shares of total public float; (b) 400 public stockholders and 1,000,000 shares of total public float; or (c) 400 public stockholders, 500,000 shares of total public float and a 2,000 share daily trading volume (over the past six months).  In addition, the NYSE American may impose any other requirements that it deems appropriate, including without limitation, requirements as to the projected liquidity and cash flow of the combined company.

Although no assurances can be given that the combined company will meet such initial listing standards or that the NYSE American will approve such application, the Company intends for the combined company to meet the initial listing standard of the NYSE American that requires that the Company have $15 million of public float, $4 million of stockholders’ equity, a $3 per share price and 2 years of operating history. If any initial listing standard or other NYSE American requirement is not met, the NYSE American will not approve the initial listing application and the shares of common stock of the combined company will not be listed on the NYSE American upon consummation of the Merger. If a reverse stock split is not approved at our special meeting of stockholders to be held on September 20, 2022, or at a subsequent meeting, we may not be able to meet the $3 minimum price requirement.

If the NYSE American does not approve the initial listing application upon consummation of the Merger, the failure of the common stock of the combined company to be listed on a national securities exchange could have a material adverse effect on the combined company and its stockholders. The common stock of the combined company would be expected to trade on an over-the-counter market, which could, among other things, substantially impair the ability of the combined company to raise additional capital, result in a loss of institutional investor interest and fewer financing opportunities for the combined company, materially impair the ability of stockholders to buy and sell shares of the common stock of the combined company, and could have an adverse effect on the market price of, and the efficiency of the trading market for, the common stock of the combined company.

Upon the consummation of the Merger, the Company may be a “controlled company” within the meaning of NYSE American rules and, as a result, the Company may qualify for, and may choose to rely on, exemptions from certain corporate governance requirements.

Upon the consummation of the Merger, it is anticipated that David Jenkins, including his affiliates and affiliated entities will beneficially own more than 50% of the voting power of all of the Company’s outstanding capital stock. If such stockholder maintains that beneficial ownership, the Company will be a “Controlled Company” as defined in Section 801 of the NYSE American Company Guide. Under the NYSE American rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE American corporate governance requirements, including:

•	the requirement that a majority of the Company’s board of directors consists of independent directors;
•	the requirement that the Company’s directors must be nominated by a Nominating Committee composed by a majority of independent directors; and
•

the requirement that executive compensation must be determined, or recommended to the Company’s board of directors for determination, by a Compensation Committee comprised of independent directors or by a majority of the independent directors on the Company’s board.

Accordingly, if the Company qualifies as a controlled company, it will elect to be treated as such and its stockholders will not be afforded the same protections generally as stockholders of other NYSE American-listed companies, and will be considered “controlled” for other purposes under the Delaware General Corporation Law including Section 203, for so long as any stockholder controls more than 50% of Ra’s voting power and the Company relies upon such exemptions.

Risks Related to Our Evaluation of Strategic Alternatives for our Legacy Assets

We cannot assure you that our exploration of strategic alternatives for our legacy assets will result in a transaction or that any such transaction would be successful, and the process of exploring strategic alternatives or its conclusion could adversely impact our business and our stock price.

In March 2022, we engaged Ladenburg Thalmann & Co. Inc.  to assist us in identifying and evaluating a range of potential strategic alternatives, including an acquisition, company sale, merger, business combination, asset sale, in-license, out-license or other strategic transaction. On September 9, 2022, we entered into a definitive agreement for a merger transaction with Catheter as described in our Current Report on Form 8-K, filed with the SEC on September 9, 2022. However, we are continuing to explore strategic options for our legacy assets. There can be no assurance that this exploration of strategic alternatives will result in us entering or completing any transaction with respect to those assets or that any resulting plans or transactions will yield additional value for shareholders. Any potential transaction would be dependent on a number of factors that may be beyond our control, including, among other things, market conditions, industry trends, the interest of third parties in a potential transaction with us and the availability of financing to potential buyers on reasonable terms.

The process of exploring strategic alternatives could adversely impact our business, financial condition and results of operations. We could incur substantial expenses associated with identifying and evaluating potential strategic alternatives, including those related to equity compensation, severance pay and legal, accounting and financial advisory fees. In addition, the process may be time consuming and disruptive to our business operations, could divert the attention of management and the Board of Directors from our business, could negatively impact our ability to attract, retain and motivate key employees, and could expose us to potential litigation in connection with this process or any resulting transaction. Further, speculation regarding any developments related to the review of strategic alternatives and perceived uncertainties related to the future of the Company could cause our stock price to fluctuate significantly.

If we do not complete the merger transaction with Catheter, we will continue to face risks related to our legacy business as described in our most recent Quarterly Report on Form 10-Q for the period ended June 30, 2022, filed with the SEC on August 15, 2022. There can be no assurance that we will succeed in such activities.